Exhibit 99.3

FOUNDERS’ LETTER 2012

Introduction

Throughout our evolution, from privately held start-up to large, publicly listed company, we have managed Google for the long term—enjoying tremendous success as a result, especially since our IPO in 2004. Sergey and I hoped, though we did not expect, that Google would have such significant impact, and this progress has made us even more impatient to do important things that matter in the world. Our enduring love for Google comes from a strong desire to create technology products that enrich millions of people’s lives in deep and meaningful ways. To fulfill these dreams, we need to ensure that Google remains a successful, growing business that can generate significant returns for everyone involved.

Corporate Structure

When we went public, we created a dual-class voting structure. Our goal was to maintain the freedom to focus on the long term by ensuring that the management team, in particular Eric, Sergey and I, retained control over Google’s destiny. As we explained in our first founders’ letter:

“We are creating a corporate structure that is designed for stability over long time horizons. By investing in Google, you are placing an unusual long term bet on the team, especially Sergey and me, and on our innovative approach…

We want Google to become an important and significant institution. That takes time, stability and independence…

In the transition to public ownership, we have set up a corporate structure that will make it harder for outside parties to take over or influence Google. This structure will also make it easier for our management team to follow the long term, innovative approach emphasized earlier…

The main effect of this structure is likely to leave our team, especially Sergey and me, with increasingly significant control over the company’s decisions and fate, as Google shares change hands…

New investors will fully share in Google’s long term economic future but will have little ability to influence its strategic decisions through their voting rights…

Our colleagues will be able to trust that they themselves and their labors of hard work, love and creativity will be well cared for by a company focused on stability and the long term…

As an investor, you are placing a potentially risky long term bet on the team, especially Sergey and me. …. Sergey and I are committed to Google for the long term.”

I wanted to quote all that because these were the clear, well-publicized expectations we established for investors in 2004. While this decision was controversial at the time, we believe with hindsight it was absolutely the right thing to do. Eight years later, these statements are still remarkably accurate, and everyone involved has realized tremendous benefits as a result. Given Google’s success, it’s unsurprising that this type of dual-class governance structure is now somewhat standard among newer technology companies.

In our experience, success is more likely if you concentrate on the long term. Technology products often require significant investment over many years to fulfill their potential. For example, it took over three years just to ship our first Android handset, and then another three years on top of that before the operating system truly reached critical mass. These kinds of investments are not for the faint-hearted.

We have protected Google from outside pressures and the temptation to sacrifice future opportunities to meet short-term demands. Long-term product investments, like Chrome and YouTube, which now enjoy phenomenal usage, were made with a significant degree of independence.

We have a structure that prevents outside parties from taking over or unduly influencing our management decisions. However, day-to-day dilution from routine equity-based employee compensation and other possible dilution, such as stock-based acquisitions, will likely undermine this dual-class structure and our aspirations for Google over the very long term. We have put our hearts into Google and hope to do so for many more years to come. So we want to ensure that our corporate structure can sustain these efforts and our desire to improve the world.

Effectively a Stock Split: And a New Class of Stock

Today we announced plans to create a new class of non-voting capital stock, which will be listed on NASDAQ. These shares will be distributed via a stock dividend to all existing stockholders: the owner of each existing share will receive one new share of the non-voting stock, giving investors twice the number of shares they had before. It’s effectively a two-for-one stock split—something many of our investors have long asked us for. These non-voting shares will be available for corporate uses, like equity-based employee compensation, that might otherwise dilute our governance structure.

We recognize that some people, particularly those who opposed this structure at the start, won’t support this change—and we understand that other companies have been very successful with more traditional governance models. But after careful consideration with our board of directors, we have decided that maintaining this founder-led approach is in the best interests of Google, our shareholders and our users. Having the flexibility to use stock without diluting our structure will help ensure we are set up for success for decades to come.

In November 2009, Sergey and I published plans to sell a modest percentage of our overall stock, ending in 2015. We are currently halfway through those plans and we don’t expect any changes to that, certainly not as the result of this new potential class. We both remain very much committed to Google for the long term.

It’s important to bear in mind that this proposal will only have an effect on governance over the very long term. In fact, there’s no particular urgency to make these changes now—we don’t have an unusually big acquisition planned, in case you were wondering. It’s just that since we know what we want to do, there’s no reason to delay the decision. Also note that there will be no immediate change in votes, because everyone will still have the same number. In addition, Eric, Sergey and I have all agreed to “stapling” arrangements so that, above set thresholds, if our economic interest in Google were to decline, our votes would as well. We also have provisions to ensure all shareholders are treated fairly from an economic perspective.

For more details on all of this, please see the postscript below from our Chief Legal Officer, David Drummond, and the preliminary proxy statement we will file with the SEC next week.

Conclusion

We have always managed Google for the long term, investing heavily in the big bets we hope will make a significant difference in the world. Some of these bets have been tremendous, funding our activities and generating significant gains for our shareholders. Others have been less successful. But the ability to take these kinds of risks has been crucial to Google’s overall success and we aim to maintain this pioneering culture going forward.

The proposal we announced today is consistent with the governance philosophy we articulated when we took the company public, as well as the trend for newer technology companies to adopt strong dual-class structures. We believe that it will provide great competitive strength—insulating Google from short-term pressures, whatever the source, for a long time to come, while also giving us more flexibility around equity grants.

Investors and others have always taken a big bet on us, the founders, and that bet will likely last longer as a result of these changes. We are honored that so many of you have put your trust in us and we recognize the tremendous responsibility that rests on our shoulders. We think this is a good thing because users rely on Google to produce and operate amazing technology products and to safely and responsibly store their data. This is our passion.

Sergey and I share a profound belief in the potential for technology to improve people’s lives and we are enormously excited about what lies ahead. I couldn’t write a better conclusion to this founder’s letter than what we wrote in 2004… so here goes: “We have a strong commitment to our users worldwide, their communities, the web sites in our network, our advertisers, our investors, and of course our employees. Sergey and I, and the team will do our best to make Google a long term success and the world a better place.”

Larry Page	Sergey Brin
CEO and Co-founder	Co-founder

April 2012

Postscript from David Drummond, Chief Legal Officer, Google Inc.

This is not the usual yada yada… so please read on.

Although we’ll be filing a comprehensive proxy statement soon, I wanted to share some details about today’s proposal to create a new class of stock and the process our board of directors followed to approve it.

As Larry and Sergey note above, the stock dividend we are announcing today will have the basic effect of a two-for-one stock split. Each holder of a share of Class A or Class B common stock will receive one share of the new non-voting Class C capital stock. So after the dividend, a stockholder who currently owns one Class A share with a single vote will continue to own that share plus one Class C share without a vote.

The Class A shares will continue to trade under the “GOOG” ticker symbol, while the Class C shares will trade under a different ticker symbol, so stockholders will be able to trade these shares, just as they can with Class A shares today. Except for voting rights, the Class C shares will have the same rights as the existing Class A and Class B shares. As is typically the case with stock splits, the Class C stock dividend will be tax-free.

One thing to keep in mind is that immediately after the Class C dividend, all stockholders, including Larry, Sergey and Eric, will retain the same voting interest they hold prior to the dividend. In addition, Larry, Sergey and Eric have agreed to subject their shares to a Transfer Restriction Agreement. This agreement will maintain the same link between their voting and economic interests that exists today, even if they sell some of their non-voting Class C shares. If the founders or Eric wish to sell or transfer their non-voting Class C shares, a “stapling” provision in the agreement requires them to either sell an equal number of Class B shares, or convert an equal number of Class B shares into Class A shares. No other stockholders will be subject to these restrictions upon the transfer or sale of their shares. The stapling requirement will terminate as to the founders when their collective ownership falls below a certain threshold, and as to Eric when his ownership falls below a certain threshold. Further details of the Transfer Restriction Agreement will be included in our proxy, but it’s important to note that the stapling provision is designed so that, subject to the thresholds, the votes held by the founders and Eric will be reduced proportionally as their economic interest in the company declines.

Our board of directors carefully considered this proposal to create a new class of stock before reaching a decision. In January 2011, the board established a special committee, comprised of independent, non-management board members to consider a new class of stock, or other alternatives. This committee retained its own financial and legal advisers to assist with its deliberations, and met on numerous occasions over the 15 months that the special committee considered the proposal separately from the board. The committee recommended, and the board unanimously approved, today’s proposal.

The proposal is subject to the approval of a majority of the voting power of Google’s common stock, voting together as a single class, at our annual meeting on June 21, 2012. Given that Larry, Sergey, and Eric control the majority of voting power and support this proposal, we expect it to pass. The Board of Directors has not set a record date for the issuance of the Class C dividend and currently expects to set the date following the annual meeting.

Next week, we’ll file a preliminary proxy statement with the SEC, which will contain further details regarding today’s proposal.

David Drummond

Chief Legal Officer, Google Inc.

April 2012

Note about forward-looking statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about our planned recapitalization and how it is expected to affect Googlers. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could affect our expectations and assumptions include, among others, the outcome of the stockholder vote to authorize the creation of the Class C stock, the timing of the Board’s declaration of the stock dividend, the final allocation of the strike price under outstanding employee stock options between the Class A stock and the Class C stock to which option holders may be entitled and actual trading prices for the Class A and Class C stock following the stock dividend.

Additional information and where to find it

This document may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for Google’s 2012 annual meeting of stockholders (“2012 Annual Meeting”). Google intends to file with the Securities and Exchange Commission (the “SEC”) and make available to the stockholders of Google of record on April 23, 2012 a proxy statement containing important information about the proposed creation of a new class of stock (the “Proposal”) and certain other matters to be considered by the stockholders of Google at its 2012 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, GOOGLE’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN IT BECOMES AVAILABLE CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSAL AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2012 ANNUAL MEETING.

Investors will be able to obtain the proxy statement and other relevant materials, when available, free of charge at the SEC’s website (http://www.sec.gov). In addition, documents filed with the SEC by Google, including the proxy statement when available, and the Annual Report on Form 10-K for the year ended December 31, 2011, will be available free of charge from Google, at Google’s website (http://www.google.com) or by writing to Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043, Attn: Corporate Secretary.

Participants in the solicitation

Google and its directors, nominees, and executive officers may be deemed to be participants in the solicitation of proxies from Google’s stockholders with respect to the matters to be considered at the 2012 Annual Meeting, including the Proposal. Information regarding the names, affiliations, and direct or indirect interests (by security holdings or otherwise) of these persons will be described in the proxy statement to be filed with the SEC.